Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660


October 5, 1999


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Internet Business's International, Inc. - Form
S-8

Dear Sir/Madame:

I have acted as counsel to Internet Business's
International, Inc., a Nevada corporation
("Company"), in connection with its Registration
Statement on Form S-8 relating to the registration of 10,000,000 shares of its common stock ("Shares"), $0.001 par value per Share. The Shares are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants ("Plan").

In our representation I have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon the foregoing, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/Brian F. Faulkner
			Brian F. Faulkner, Esq.